[LOGO OF CSFB APPEARS HERE]            CREDIT SUISSE FIRST BOSTON CORPORATION
                                       Seven Madison Avenue
                                       New York, NY 10010-8629
                                       Telephone 212 325 2000

                           OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                     AND
                 ALL OUTSTANDING SHARES OF CLASS B COMMON STOCK
                                       OF
                        CONSOLIDATED CIGAR HOLDINGS INC.
                                       AT
                              $17.85 NET PER SHARE
                                       BY
                            DORSAY ACQUISITION CORP.
                      A DIRECT, WHOLLY OWNED SUBSIDIARY OF
     SOCIETE NATIONALE D'EXPLOITATION INDUSTRIELLE DES TABACS ET ALLUMETTES


    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 21, 1999, UNLESS THE OFFER IS EXTENDED.

                                                               December 22, 1998

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

  We have been appointed by Dorsay Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware ("Purchaser") and a direct, wholly owned subsidiary of Societe Nationale d'Exploitation Industrielle des Tabacs et Allumettes, a corporation organized and existing under the laws of France ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of Class A Common Stock, par value $0.01 per share (the "Class A Shares"), and Class B Common Stock, par value $0.01 per share (the "Class B Shares," and together with the Class A Shares, the "Shares"), of Consolidated Cigar Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), at a price of $17.85 per Share, net to the seller in cash (subject to applicable withholding of taxes), without interest, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated December 22, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is made in connection with the Agreement and Plan of Merger, dated December 16, 1998 (the "Merger Agreement"), among Parent, Purchaser and the Company.

  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn on or prior to the Expiration Date (as hereinafter defined) all outstanding Class B Shares (the "Minimum Condition"). Pursuant to the terms of the Tender and Voting Agreement, dated December 16, 1998, among Parent, Purchaser and Mafco Consolidated Group Inc., a Delaware corporation ("Mafco"), Mafco has, among other things, agreed to tender pursuant to the Offer all Class B Shares owned by it. The tender of Mafco's shares will be sufficient to satisfy the Minimum Condition. The Offer is also conditioned upon certain other terms and conditions contained in the Offer to Purchase. See the Introduction and Section 1--"Terms of the Offer; Expiration Date" and Section 13--"Certain Conditions of the Offer" of the Offer to Purchase. The Board of Directors of the Company has unanimously approved and found advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Offer to Purchase), has determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer.

  Enclosed for your information and forwarding to your clients are copies of the following documents:

    1. Offer to Purchase, dated December 22, 1998;

    2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares. Facsimile copies of the Letter of Transmittal may be used to tender Shares;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing Shares ("Share Certificates") and all other required documents are not immediately available or cannot be delivered to American Stock Transfer & Trust Company (the "Depositary") by the Expiration Date or if, in the case of book-entry delivery of Shares, the procedures for book-entry transfer set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase cannot be completed by the Expiration Date;

    4. Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

    5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Offer;

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelope addressed to the Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 21, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and (iii) any other documents required by the Letter of Transmittal.

  If holders of Shares wish to tender Shares, but cannot deliver their Share Certificates or other required documents, or cannot comply with the procedures for book-entry transfer, on or prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in Section 3--"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

  Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, Depositary and Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained by contacting, Credit Suisse First Boston Corporation, the Dealer Manager, or D.F. King & Co., Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                       Very truly yours,

                                       CREDIT SUISSE FIRST BOSTON CORPORATION
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  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR
ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF
ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.